SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No.     )

WABCO HOLDINGS INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

92927K102

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 92927K102	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 4,071,925 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 4,071,925 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,071,925 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 92927K102	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 4,071,925 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 4,071,925 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,071,925 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 92927K102	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,638,293 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,638,293 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,638,293 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 92927K102	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,638,293 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,638,293 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,638,293 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 92927K102	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,638,293 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,638,293 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,638,293 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 92927K102	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON Acme Brick Company Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 166,032 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 166,032 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 166,032 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON The Buffalo News Office Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 54,100 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 54,100 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,100 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON The Buffalo News Editorial Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 96,200 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 96,200 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 96,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON The Buffalo News Mechanical Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON The Buffalo News Drivers/Distributors Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 12 of 19 Pages

1	NAME OF REPORTING PERSON Dexter Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 71,400 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 71,400 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,400 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 13 of 19 Pages

1	NAME OF REPORTING PERSON Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 71,800 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 71,800 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,800 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 14 of 19 Pages

1	NAME OF REPORTING PERSON BNSF Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,754,100 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,754,100 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,754,100 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 92927K102	13G	Page 15 of 19 Pages

1	NAME OF REPORTING PERSON Scott Fetzer Company Collective Investment Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 210,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 210,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON EP

Page 16 of 19 Pages

SCHEDULE 13G

Explanatory Note: Due to an oversight this Schedule 13G was not timely filed. It should be noted that Berkshire Hathaway Inc. and the other Reporting Persons did include their holdings in the Issuer in Berkshire Hathaway Inc.’s Form 13F filed with the Commission on February 14, 2013 (the same date that this Schedule 13G should have been filed).

Item 1.
(a)	Name of Issuer
WABCO HOLDINGS INC.

(b)	Address of Issuer’s Principal Executive Offices
One Centennial Avenue, Piscataway, NJ 08855

Item 2(a).	Name of Person Filing:
Item 2(b).	Address of Principal Business Office:
Item 2(c).	Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware Corporation

Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland Corporation	Acme Brick Company Pension Trust c./o Acme Building Brands 2821 West 7th Street Fort Worth, TX 76107 Texas

The Buffalo News Office Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York	The Buffalo News Editorial Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

The Buffalo News Mechanical Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York	The Buffalo News Drivers/Distributors Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

Dexter Pension Plan c/o H.H. Brown Shoe Co. 124 West Putnam Avenue Greenwich, CT 06830 Connecticut	Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust c/o Justin Brands, Inc. 610 West Daggett Fort Worth, TX 76104 Texas

BNSF Master Retirement Trust c/o BNSF Railway 2650 Lou Menk Drive Fort Worth, TX 76131 Texas	Scott Fetzer Company Collective Investment Trust c/o Scott Fetzer Companies 28800 Clemens Road Westlake, OH 44145 Ohio

Page 17 of 19 Pages

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

92927K102

Item 3.	If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company and Government Employees Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Acme Brick Company Pension Trust, The Buffalo News Office Pension Plan, The Buffalo News Editorial Pension Plan, The Buffalo News Mechanical Pension Plan, The Buffalo News Drivers/Distributors Pension Plan, Dexter Pension Plan, FlightSafety International Inc. Retirement Income Plan, Fruit of the Loom Pension Trust, GEICO Corporation Pension Plan Trust, Johns Manville Corporation Master Pension Trust, Justin Brands Inc. Union Pension Plan & Justin Brands Inc. Pension Plan & Trust, Scott Fetzer Company Collective Investment Trust and BNSF Master Retirement Trust are each an Employee Benefit Plan in accordance with § 240.13d-1(b)(1)(ii)(F).

The Reporting Persons together are a group in accordance with § 240.13d-1(b)(i)(ii)(K).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned
See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class
See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:
(i)	sole power to vote or to direct the vote
(ii)	shared power to vote or to direct the vote
(iii)	sole power to dispose or to direct the disposition of
(iv)	shared power to dispose or to direct the disposition of
See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Page 18 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Page 19 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 10th day of May, 2013

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC. .

	By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

NATIONAL INDEMNITY COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE CORPORATION, ACME BRICK COMPANY PENSION TRUST, THE BUFFALO NEWS OFFICE PENSION PLAN, THE BUFFALO NEWS EDITORIAL PENSION PLAN, THE BUFFALO NEWS MECHANICAL PENSION PLAN, THE BUFFALO NEWS DRIVERS/DISTRIBUTORS PENSION PLAN, DEXTER PENSION PLAN, JUSTIN BRANDS, INC., UNION PENSION PLAN & JUSTIN BRANDS, INC. PENSION & TRUST, SCOTT FETZER COMPANY COLLECTIVE INVESTMENT TRUST AND BNSF MASTER RETIREMENT TRUST

	By:	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Government Employees Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH § 240.13d-1-(b)(1)(ii)(F)

Acme Brick Company Pension Trust

The Buffalo News Office Pension Plan

The Buffalo News Editorial Pension Plan

The Buffalo News Mechanical Pension Plan

The Buffalo News Drivers/Distributors Pension Plan

Dexter Pension Plan

Justin Brands Inc. Union Pension Plan & Justin Brands Inc. Pension Plan & Trust

Scott Fetzer Company Collective Investment Trust

BNSF Master Retirement Trust

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of Wabco Holdings Inc. may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: May 10, 2013	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: May 10, 2013	/S/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman of the Board

National Indemnity Company

Dated: May 10, 2013	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

GEICO Corporation

Dated: May 10, 2013	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President

Government Employees Insurance Company

Dated: May 10, 2013	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Senior Vice President

Acme Brick Company Pension Trust

Dated: May 10, 2013	/S/ Dennis Knautz
By: Dennis Knautz
Title: President and Chief Executive Officer, Acme Building Brands

The Buffalo News Office Pension Plan

Dated: May 10, 2013	/S/ Warren Colville
By: Warren Colville
Title: President and Chief Executive Officer, The Buffalo News

The Buffalo News Editorial Pension Plan

Dated: May 10, 2013	/S/ Warren Colville
By: Warren Colville
Title: President and Chief Executive Officer, The Buffalo News

The Buffalo News Mechanical Pension Plan

Dated: May 10, 2013	/S/ Warren Colville
By: Warren Colville
Title: President and Chief Executive Officer, The Buffalo News

The Buffalo News Drivers/Distributors Pension Plan

Dated: May 10, 2013	/S/ Warren Colville
By: Warren Colville
Title: President and Chief Executive Officer, The Buffalo News

Dexter Pension Plan

Dated: May 10, 2013	/S/ James Issler
By: James Issler
Title: President, H.H. Brown Shoe Co.

Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust

Dated: May 10, 2013	/S/ Randy Watson
By: Randy Watson
Title: President and Chief Executive Officer, Justin Brands, Inc.

Scott Fetzer Company Collective Investment Trust

Dated: May 10, 2013	/S/ Robert McBride
By: Robert McBride
Title: President and Chief Executive Officer, Scott Fetzer Companies

BNSF Master Retirement Trust

Dated: May 10, 2013	/S/ Thomas N. Hund
By: Thomas N. Hund
Title: Executive Vice President, Burlington Northern Santa Fe LLC